Exhibit 99.1




FOR IMMEDIATE RELEASE                           Contact:    Gus Allen
                                                            503.641.6115
                                                            Mary Hagen
                                                            503.641.6115

                EPITOPE SUES TO RESCIND A&W ACQUISITION

Beaverton OR, April 7, 1997 -- Epitope, Inc. (NASDAQ:EPTO) announced today that it has filed a lawsuit against the former owners of Andrew & Williamson Sales, Co. (A&W), alleging fraud and breach of contract in connection with A&W's distribution of frozen strawberries through the United States Department of Agriculture (USDA) school lunch program.

The frozen strawberries sold by A&W are believed to have been associated with an outbreak of hepatitis A, a viral infection, among school children and teachers in several Michigan schools. The Centers for Disease Control and Prevention associated the outbreak with strawberries that were grown in Mexico and processed at the A&W plant in San Diego on three days in 1996: April 19 and May 7 and 8. A&W's former CEO certified on November 27, 1996, that the berries were grown in the United States.
Epitope acquired A&W's stock on December 12, 1996.

Epitope is cooperating fully with federal and state regulatory agencies on a voluntary recall of the berries processed on April 19 and May 7 and 8, which were sent to school lunch programs in several states.

In its lawsuit, which was filed in the United States District Court for the District of Oregon, Epitope seeks $20 million in actual and punitive damages and rescission of Epitope's purchase of A&W stock. Epitope alleges that the former owners of A&W defrauded Epitope in connection with the sale, violated federal and state securities laws and breached contractual warranties and representations by failing to disclose the false certification of the origin of the strawberries sold to the USDA and by certifying that A&W was in compliance with all applicable laws and regulations, that A&W was not subject to liability for any past or continuing violation of any law, and that the defendents knew of no conditions or liabilities that might have a material adverse effect on A&W's business or financial condition.

"Our first concern is to do everything we can to cooperate with the USDA, FDA and others in protecting the public's well-being," said Epitope CEO Adolph J. Ferro. "Epitope is a company whose employees have devoted their careers to finding new methods to improve the health and well-being of the public and we are outraged by the false certification."



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Epitope,  Inc. is a  biotechnology  company that  develops  and markets  medical diagnostic products through its Epitope Medical Products group. Its Agritope group is focused on the development and commercialization of novel agricultural products using plant genetic engineering and other modern methods.

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